UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 16, 2011

CYBEX INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

New York	0-4538	11-1731581
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10 Trotter Drive, Medway, Massachusetts		02053
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (508) 533-4300

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On June 16, 2011, Cybex International, Inc. (“Cybex” or the “Company”), received a letter from the NASDAQ Stock Market (“NASDAQ”) notifying Cybex that it no longer meets the NASDAQ’s continued listing requirement under Listing Rule 5450(a)(1), in that the Company’s common stock has traded below $1.00 per share for 30 consecutive business days. This notification has no effect at this time on the listing of the Company’s common stock, which will continue to trade on the NASDAQ Global Market.

The notification letter states that the Company will be afforded 180 calendar days, or until December 13, 2011, to regain compliance with the minimum bid price continued listing requirement. To regain compliance, the closing bid price of the common stock must meet or exceed $1.00 per share for a minimum of 10 consecutive business days. If Cybex does not regain compliance by December 13, 2011, NASDAQ will provide written notification to Cybex that its securities are subject to delisting. During this time, Cybex will continue to monitor the closing bid price for its common stock and consider its available options to regain compliance with the NASDAQ minimum bid price requirement, which may include applying for an extension of the compliance period or an appeal to a NASDAQ Listing Qualifications Panel.

As previously reported, Cybex on April 15, 2001 received a letter from NASDAQ notifying Cybex that it does not comply with the minimum stockholders’ equity requirement of $10 million for continued listing on the NASDAQ Global Market and affording 45 calendar days to submit a plan advising NASDAQ of the action the Company has taken, or plans to take, to regain compliance with the minimum stockholders’ equity continued listing requirement. Cybex has submitted a plan of compliance and NASDAQ has granted an extension of time to October 3, 2011 to regain compliance with the minimum stockholders’ equity requirement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 16, 2011

CYBEX INTERNATIONAL, INC.
(Registrant)

By:	/s/ John Aglialoro
Name:	John Aglialoro
Title:	Chief Executive Officer